Exhibit 10.27

MobileIron

October 4, 2016

Robert Tinker

Re:    Separation Agreement

Dear Bob:

As discussed, this letter sets forth the terms of the separation agreement (the "Agreement") that Mobilelron, Inc. (the "Company'') is offering to you.

1. Separation Date. Your last day of work with the Company and your employment termination date is December 1, 2016 (the "Separation Date").

2. Transition. During the period from the date of this Agreement through the Separation Date (the "Transition Period"), you will work principally from home under the direction of Barry Mainz. During the Transition Period, you will continue to comply with all of your contractual, statutory, and common law obligations to the Company.

3. Accrued Salary. On the Separation Date, the Company will pay you all accrued salary through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to receive this payment regardless of whether or not you sign this Agreement and the Release (as defined in Section 5 below).

4. Health Insurance; Other Benefits. Your current health insurance benefits will continue until the end of the month of your Separation Date, if you are currently enrolled in the health plan(s). To the extent permitted by the federal COBRA law or applicable state insurance laws (collectively, "COBRA"), and by the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense and later to convert to an individual policy if you wish. You will be provided with a separate notice regarding your health insurance continuation rights under COBRA within the time period required by law. Your eligibility to continue as a participant in all other Company provided benefit plans will terminate on the Separation Date.

5. Severance Benefits. You are currently a participant in the Mobilelron, Inc. Executive Severance Plan (attached as Exhibit A-1), which along with the Participation Notice dated May 1, 2015 (attached as Exhibit A-2), is collectively the "Severance Plan." You and the Company agree that as of the date of this Agreement, your Qualifying Termination is an Involuntary Termination Without Cause (and not a Change in Control Termination), provided however that in accordance with the Severance Plan, if the Company closes a Change in Control on or before March 1, 2017, then your Qualifying Termination will instead be deemed to be a Change in Control Termination. Subject to your execution of the form of Release attached as an exhibit to the Severance Plan on or within 45 days after the receipt of this letter (and your execution of an additional form of such Release on or within 45 days after your Separation Date), and your compliance with all applicable obligations under the Severance Plan and the Confidentiality and Invention Assignment Agreement between you and the Company attached as Exhibit B hereto (the "Confidentiality Agreement''):

(a) The Company will make the applicable payments set forth under the headings Salary Continuation and Health Insurance Premiums in Section 2 of the Severance Plan and your Participation Notice (and in the event that your Qualifying Termination is later deemed a Change in Control Termination, you will receive the Accelerated Vesting described in Section 2 of the Severance Plan).

(b) The Termination Period (as defined in your option agreements) for your stock options that have vested as of the Separation Date (the "Vested Stock Options'') shall be and hereby is amended such that the Vested Stock Options may be exercised until the earlier of: (a) any date set forth for the termination of options in connection with a Corporate Transaction as defined In Section 13(c) of the Company's 2008 Stock Plan, or (b) November 30, 2018 (the "Extended Exercise Period”).

6. No Continued Vesting or Acceleration of Stock Options and RSUs In Absence of Change in Control. If the Company does not close a Change in Control prior to March 1, 2017, you acknowledge and agree that all unvested Stock Options and all unvested Company issued restricted stock units as of the Separation Date will lapse and be forfeited on the Separation Date and that you have no right, title, or interest in or to any shares of the capital stock of the Company under the stock option agreements issued to you or any other agreement (oral or written) or plan with the Company. Your option agreements and RSU agreements are hereby amended such that your options and RSUs will not continue vesting after your Separation Date as a result of any continued service as a member of the Board of Directors.

7. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement and the Severance Plan, you have not earned and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

8. Expense Reimbursements. You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

9. Return of Company Property. You acknowledge that on or about your Separation Date, you will execute and deliver the form of Termination Certificate attached to your Confidentiality Agreement, in which you will certify that you have returned to the Company all Company documents (and all copies thereof) and other Company property that was in your possession or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, servers and other handheld devices), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium. You agree that you have made a diligent search to locate any such documents, property and information. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within two (2) business days following the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done.

10. Nondisparagement. You agree not to disparage the Company or the Company's officers, directors, employees, shareholders, parents, subsidiaries, and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees (through its officers and directors) not  to  disparage  you in any manner likely to be harmful to your business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process. Any breach by you of this Section shall be a material breach of this Agreement.

11. Cooperation and Assistance. You agree that you will not voluntarily provide assistance,  information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims. However, it will not violate this Agreement  if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law. Further, you agree to voluntarily cooperate with the Company, if you have knowledge of facts relevant to any threatened or pending claim, investigation, audit or litigation against or by the Company, by making yourself reasonably available without further compensation for Interviews with the Company or its legal counsel, preparing for and providing truthful and accurate deposition and trial testimony.

12. No Admissions.  The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

13. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or otherwise, and you have not suffered any on-the-job Injury for which you have not already filed a workers' compensation claim.

14. Dispute Resolution. Before either party initiates this dispute resolution provision it/he must give the other party 30 days' notice in which to cure any alleged breach of this Agreement if a cure is possible for such breach. You and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, interpretation, or execution of this Agreement, shall be resolved solely and exclusively, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Jose, California conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. ("JAMS") or its successor, under the then-applicable JAMS rules (which can be found at the following web address: http://www.jamsadr.com/rulesclauses). By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to determine if an issue is subject to this arbitration obligation, and to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all costs and fees in excess of the amount of court fees that you would be required to incur if the dispute were filed or decided in a court of law. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction.

15. Miscellaneous. This Agreement, the Confidentiality Agreement and the Severance Plan constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. Defined terms that are used herein and not defined herein shall have the meanings ascribed to them in the Severance Plan. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement Is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced In accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and scanned image copies of signatures shall be equivalent to original signatures.

If this Agreement Is acceptable to you, please sign and date below and return the fully signed Agreement and Release to me within forty five (45) days after your receipt of this Agreement. The Company's offer of the Severance Benefit will automatically expire if we do not receive the fully signed Agreement and Termination Certification from you within this timeframe.

Sincerely,

MOBILEIRON, INC.

By: /s/ Jared Lucas
Jared Lucas
Chief People Officer
10/5/2016

UNDERSTOOD AND AGREED:

/s/ Bob Tinker
Robert Tinker
10/7/2016